Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors

ING Investors Trust and ING Partners, Inc.

We consent to the use of our report dated February 20, 2013, incorporated herein by reference, on the financial statements of ING American Funds Asset Allocation Portfolio, a series of ING Investors Trust, Inc., and to the references to our firm under the heading “REPRESENTATIONS AND WARRANTIES” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 25, 2013, incorporated herein by reference, on the financial statements of ING Invesco Equity and Income Portfolio (formerly, ING Invesco Van Kampen Equity and Income Portfolio), a series of ING Partners, Inc., and to the references to our firm under the headings “REPRESENTATIONS AND WARRANTIES” and “FINANCIAL HIGHLIGHTS” in the Proxy Statement/Prospectus.

Boston, Massachusetts

December 04, 2013